Exhibit 10.2

December 27, 2021

BY U.S. MAIL AND ELECTRONIC MAIL

Mr. Richard T. Allorto, Jr.

Chief Financial Officer

SIC Advisors LLC

100 Park Avenue, 16th Floor

New York, New York 10017

Re:	Termination of the Investment Advisory Agreement (“Advisory Agreement”) by and between Sierra Income Corporation (“Sierra”) and SIC Advisors LLC (the “Adviser”)

Dear Mr. Allorto:

I am writing on behalf of Sierra to notify you of the decision by the members of the Board of Directors of Sierra who are not “interested persons,” as that term is defined in the Investment Company Act of 1940, of Sierra, to terminate the Advisory Agreement by and between Sierra and the Adviser effective upon the later of February 25, 2022 or the effective time of the merger of Mercury Acquisition Sub, Inc. (“Acquisition Sub”), a Maryland corporation and a direct wholly owned subsidiary of Barings BDC, Inc. (“BBDC”), a Maryland corporation, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, by and among Sierra; BBDC; Acquisition Sub; and Barings LLC, BBDC’s investment adviser.

Please confirm your receipt of this written notice of termination, which is being provided to the Adviser in accordance with Section 11(b) of the Advisory Agreement, by signing and returning this letter to my attention at your earliest convenience.

Please feel free to contact me at 917.617.5637 or David Mahaffey at 202.775.1207 with any questions. Thank you for your assistance in this matter.

Sincerely,

/s/ Stephen R. Byers
Stephen R. Byers
Independent Chairman of Sierra

Agreed and Accepted on Behalf of SIC Advisors LLC

By:

Signature:	/s/ Richard T. Allorto, Jr.
Name:	Richard T. Allorto, Jr.
Title:	Chief Financial Officer

cc:	Mr. Howard Liao
Mr. Dean Crowe
Mr. David Richards